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NEURALSTEM FINAL PHASE I DEPRESSION DATA PRESENTED AT THE AMERICAN SOCIETY OF CLINICAL PSYCHOPHARMACOLOGY ANNUAL MEETING

GERMANTOWN, MD, June 18, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that final data from the Neuralstem NSI-189 Phase Ib study in major depressive disorder (MDD) was presented yesterday at the American Society of Clinical Psychopharmacology Annual Meeting in Hollywood, Florida. NSI-189 is Neuralstem’s first-in-class, lead neurogenic small molecule compound, shown to promote neurogenesis in vitro. In animal studies, NSI-189 resulted in a 20% increase in hippocampal volume. In a presentation called, “A Phase Ib Randomized, Double-Blind, Placebo-Controlled, Multiple-Dose Escalation Study Evaluating the Effects of NSI-189 Phosphate, A Neurogenic Compound, in Patients with Major Depressive Disorder (MDD),” Marlene Freeman, MD, Medical Director, Clinical Trials Network and Institute, Massachusetts General Hospital, and Associate Professor of Psychiatry, Harvard Medical School, reported clinically meaningful reduction in cognitive and depressive symptoms across all measures in depressed patients on active therapy against the control group. These positive gains in both cognitive function and diminishment of depression symptoms continued for the duration of the trial, eight weeks after the 28-day treatment had stopped. The abstract can be found on page 73 of the abstract book http://ascpmeeting.org/wp-content/uploads/2014/05/ASCP-Oral-Abstract-Book-Online.pdf

Specifically, a large effect was seen in all four scales employed in the study that are commonly used to assess clinical levels of depression and improvement: CGI-I (Clinical Global Impression Improvement); MADRS (Montgomery-Asberg Depression Scale); SDQ (Symptoms of Depression Questionnaire) and CPFQ (Massachusetts General Cognitive and Physical Functioning Questionnaire). In particular, the Symptoms of Depression Questionnaire (SDQ) showed 0.02 p value at day 28 of dosing, with large effect size (Cohen’s d = 0.90), and 0.03 p value at day 84, 8 weeks after cessation of drug administration, also with large effect size (Cohen’s d = 1.10). Also in cognitive testing, measured by the CPFQ, the study recorded 0.01 p value with large effect size (Cohen’s d = 0.94) at day 28 and 0.01 p value also with large effect size (Cohen’s d = 1.20) at day 84, 8 weeks after cessation of drug administration. Effect size is a statistical term measuring the overall effect of the treatment. A value above .80 is considered to be a large effect.

“I am glad to see our study selected for the oral presentation at this prestigious conference. This further validates the paradigm shift we are seeing from a serotonin-based to neurogenesis-based theory of depression,” said Karl Johe, PhD, Neuralstem’s Chairman and Chief Scientific Officer. “We know from extensive preclinical studies that NSI-189 has a highly specific effect in the hippocampus, a well-known neurogenic region in adults. Now in our human study, despite the historical difficulty of showing drug effects in depression trials, NSI-189 produced remarkably robust and long-lasting improvement in patients at multiple doses compared to placebo.

In particular, I would like to highlight two unusual findings that have not been seen in clinical trials of current depression treatments. First, the large and significant effect size of the antidepressant activity, as measured by MADRS and SDQ scores, continued for the full duration of the monitoring period, eight weeks after NSI-189 administration had been ceased. Secondly, in addition to its antidepressive effects, NSI-189 showed a significant effect size in cognitive function improvement. This cognitive improvement also continued for eight weeks after the last dose.

“These observations are consistent with our hypothesis that NSI-189 is altering the fine structures within the hippocampus in a manner that is long-lasting,” Dr. Johe concluded. “This gives us encouragement that NSI-189 may modify progression of cognitive impairment diseases as well as depression.”

“Treating depression through neurogenesis opens up an entirely new avenue of treatment for patients who are suffering with these diseases and need new and better treatment options,” said lead study author, Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry, Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital, “This study represents the first demonstration of a promising new compound being developed towards that goal and we look forward to confirming these results in the next trial.”

“We wish to thank our collaborators at Parexel and at Massachusetts General Hospital for helping us design, execute and analyze this trial, particularly Dr. Maurizio Fava for his help and Dr. Marlene Freeman for making the presentation,” said Richard Garr, Neuralstem’s President and CEO. “This successful trial marks an important milestone for the company, as our small molecule regenerative medicine platform has now demonstrated proof-of-concept functional recovery in patients and will soon join our cell therapy platform in later stage clinical trials. Our plans are to start a larger NSI-189 Phase II trial to confirm this strong data by the end of this year.”

About the Trial

In a double-blinded, placebo controlled Phase Ib trial, 24 patients with recurrent major depressive disorder (MDD), divided into three cohorts of eight each, received ascending doses of NSI-189 for 28 days. Cohort 1 received 40 mg once daily. Cohort 2 received 40 mg twice daily. Cohort 3 received 40 mg three times daily. In each cohort, two randomly selected, blinded patients received placebo instead of active treatment. The patients were tested at regular intervals along established clinical depression and cognitive scales of assessment.

About Major Depressive Disorder

Major depressive disorder (MDD), also called major depression, is characterized by a combination of symptoms that interfere with a person’s ability to function normally. MDD affects approximately 14.8 million American adults and is the leading cause of disability in the U.S. for ages 15-44, according to the National Institute of Mental Health. While most treatments modulate brain neurotransmitter levels to treat brain chemistry, new research suggests that brain physiology could also be involved. Depressed patients have reduced volume in the hippocampus, a part of the brain that generates new neurons. Neuralstem believes that stimulating the generation of new neurons in the hippocampus could potentially address the pathology of the depression itself.

About Neuralstem

Neuralstem’s patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended March 31, 2014.

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